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                                                                    EXHIBIT 4.34

                                                               DR. MARTIN BARKIN
                                                               President and CEO
                                                            Mississauga Location
                                    Tel: (905) 677-0898 #236 Fax: (905) 677-5494
                                                        Cellular: (416) 726-8870
                                                              mbarkin@draxis.com


March 26, 2004

PERSONAL & CONFIDENTIAL

Mr. Jerry Ormiston
28 Eagle Road
Toronto, Ontario M8Z 4H5

RE: EMPLOYMENT AGREEMENT

Dear Jerry:

By this letter we hereby confirm that your employment agreement with Draxis Health Inc. dated May 15, 2001 (the "Employment Agreement") is amended as follows:

  - By deleting the fourth paragraph of Section 15 and replacing it with the following:

     Furthermore, you specifically agree that you shall respect and comply with by the DRAXIS's Disclosure Policy, as amended from time to time, copy thereof provided herewith as Schedule "C" to form an integral part of this Agreement, the DRAXIS's Code of Ethics as amended from time to time, copy thereof provided herewith as Schedule "D" to form an integral part of this Agreement, and all and any relevant rules and legislation, such as, without limiting the generality of the foregoing, the rules on Insider Trading in the TSX COMPANY MANUAL, the ONTARIO SECURITIES ACT, the CANADIAN BUSINESS CORPORATIONS ACT and QUEBEC SECURITIES ACT. You acknowledge that your senior position with DRAXIS will deem you an insider of DRAXIS and therefore subject to applicable mandated insider regulatory and company share trading policies and restrictions.

  -  By deleting Section 17(d) and replacing it with the following Section
     17(d):

     (d)  TERMINATION PAYMENT FOLLOWING A CHANGE OF CONTROL

     (1) In accordance with section 17(d) (2) below, if there is a Change of Control (as hereinafter defined) you shall be entitled to the following:

   A. the amounts of any unpaid Base Salary earned up to and including date of termination;
   B.   any unpaid vacation pay earned up to and including date of termination;
   C. a lump sum amount, equal to: (A) two times your then current Base Salary in effect immediately prior to the date of the Change of Control: and
        (B) two times the amount paid to you, for the preceding calendar year immediately prior to the date of the Change of Control, as a discretionary bonus;
   D. any additional statutory obligations imposed by the ACT RESPECTING LABOUR STANDARDS;
   E. the right to exercise all stock options and other securities including those not then otherwise exercisable as provided for below.

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                                                                  MARCH 26, 2004
                             PERSONAL & CONFIDENTIAL              JERRY ORMISTON
                                                                          PAGE 2

     The payments referred to in paragraph 17(d), above, shall be guaranteed and shall not be subject to set off or deduction as a result of your obtaining alternate employment following termination or otherwise mitigating any damages arising from termination. Further, notwithstanding paragraph 17(d) (1) (D) above, the payment referred to in paragraph 17(d) (1) (C) above, is inclusive of all statutory payments, including statutory termination and severance, which may be owed to you following termination.

     The amounts paid to you pursuant to this paragraph shall be subject to all required deductions.

     For the purposes of this Agreement, a Change of Control shall be deemed to occur in the following circumstances.

     In the event that at any date following the date of signature hereof:

        (i) any change in the ownership as of the date hereof, direct or indirect, of the outstanding shares of the Corporation as a result of which an individual, partnership, association, trust, unincorporated organization, ("Person") or group of Persons, hold shares and/or other securities in excessive of the number which, directly or following conversion or exercise thereof, will entitle the holders thereof to cast 20% or more of the votes attaching to all such shares and/or other securities of the Corporation which may be cast to elect the directors of the Corporation; or

        (ii) the sale, transfer or any manner of disposition of 50% or more of the assets of the Corporation to an arm's length Person;

     and the Board of Directors of the Corporation (the "Board of Directors") recommends acceptance of such offer to the Shareholders of the Corporation (the "Shareholders") or, if the Board of Directors has made no recommendation, the Shareholders have approved or accepted the proposed transaction, then any option, including options not then otherwise exercisable held by the you, shall become immediately exercisable upon the issuance of the recommendation of the Board of Directors or the approval or acceptance of the Shareholders, as the case may be.

     For greater clarity, no provision in this employment agreement shall be deemed to supersede any provision of the Stock Option Plan of DRAXIS, as amended from time to time, with respect to the right to exercise options held by the employee in certain circumstances.

     (2) Except for the ability to exercise all stock options upon a Change of Control as provided in paragraph 17(d)(1)(E), the payments and entitlements outlined in paragraph 17(d) (1) shall become due and payable if, and only if:

      A.  there has been a Change of Control; and
      B.  within 12 months following any Change of Control:
          (i)   your employment is terminated without cause by DRAXIS or by any successor employer to DRAXIS, as the case may be; or
          (ii)  by its conduct as described below, DRAXIS or any successor employer to DRAXIS, as the case may be, constructively
                terminates your employment by:
                    - relocating without just cause the position and/or location of your principal office more than 20 kilometers from the location of your office on the date

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                                                                  MARCH 26, 2004
                             PERSONAL & CONFIDENTIAL              JERRY ORMISTON
                                                                          PAGE 3

                         immediately prior to the Change of Control, without your consent; or
                    - materially reducing without just cause your title, reporting relationship, responsibilities or authority without your consent; or
                    - reducing without just cause the salary paid to you by the successor employer or terminating without just cause or materially reducing without just cause the value of your benefit programs, including, but not limited to, life insurance benefits, accidental death and dismemberment benefits, long term disability benefits, extended health coverage and dental benefits, which are referred to in Section 3 above;

      C. and, you elect in writing to receive the payments outlined in Section 17(d)(1)

  -  By deleting Section 17(h) and replacing it with the following section
     17(h):

     (h)  NO FURTHER NOTICE OR COMPENSATION
     Upon termination of your employment under this Agreement, you shall not be entitled to any further grants of stock options nor shall you be entitled to any further participation in any other incentive plan of the DRAXIS Group other than as specifically set forth in this agreement. For all purposes, "termination of your employment" and "termination date" shall be the final day of employment with DRAXIS, and shall not be deemed to include any period during which you may be entitled to statutory notice, statutory termination pay or any contractual or common law notice period and in particular, shall not be deemed to include the notice period identified in Sections 17(c) (1) or 17(d) (1) (C).

All of the other terms and conditions of your Employment Agreement remain unchanged. We would ask that you confirm your acceptance of this modification by signing the duplicate of this letter.

If you have any questions concerning this modification, please do not hesitate to communicate with the undersigned.

Regards,

DRAXIS HEALTH INC.

       /s/ Martin Barkin

Per:   Dr. Martin Barkin
       President and CEO

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I hereby confirm having read the above mentioned modification to my employment agreement dated May 15, 2001 and hereby confirm my acceptance of said modification.

Signed this ______ day of ___________, 2004 at ________________________________.


/s/ Jerry Ormiston
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JERRY ORMISTON